Exhibit 10.1

To:    {PARTICIPANT NAME}, LTC ID {EMPNUM}, ADI ID {ADIEMPNUM}
From:    Analog Devices, Inc.
Date:    March 10, 2017
Re:    Notice of Analog Devices, Inc. Equity Award Conversion

Effective March 10, 2017, Analog Devices, Inc. (“Analog”) has acquired Linear Technology Corporation (“Linear”) (the “Merger”). In connection with the Merger, Analog and Linear entered into a Merger Agreement, dated as of July 26, 2016 (the “Merger Agreement”), to set forth the method by which outstanding, unvested restricted stock units over Linear shares (“Linear RSUs”) would be adjusted to reflect the impact of the Merger on Linear stock and converted into restricted stock units over Analog shares (“Analog RSUs”) or, depending on when the underlying Linear RSU was granted, a combination of Analog RSUs and a cash award. Also under the Merger Agreement, unvested restricted Linear share awards (“Linear RSAs”) would be adjusted and converted into unvested restricted Analog share awards (“Analog RSAs”) or, depending on when the Linear RSA was granted, a combination of Analog RSAs and a cash award. Pursuant to the Merger Agreement, (1) the Linear RSUs you held before the Merger have been adjusted and converted into Analog RSUs and, if your Linear RSU was granted on or before July 22, 2016, a cash award, as further described below and (2) the Linear RSAs you held before the Merger have been adjusted and converted into Analog RSAs, and, if your Linear RSA was granted on or before July 22, 2016, a cash award, as further described below.
Your newly converted Analog equity awards remain subject to the same award terms and conditions applicable to the Linear equity awards to which such Analog awards relate, prior to the Merger (“Award Terms”), except that, unless the context otherwise requires, the following terms in your Award Terms will now have the following meanings:
•All references to “Linear Technology Corporation” in your Award Terms are now references to Analog Devices, Inc.
•All references to the “Board” or the “Committee” in your Award Terms are now, respectively, the Board of Directors and the Compensation Committee of the Board of Directors of Analog.
•All references to “Common Stock” or “Shares” in your Award Terms are now references to shares of common stock of Analog Devices, Inc.
The attached Appendix B summarizes the terms of your Linear RSUs or Linear RSAs, respectively, immediately before and after the adjustment in connection with the Merger.
The Linear RSU and Linear RSA conversion adjustments are based on a share exchange ratio, and the exchange ratio used in the conversion depends upon the date your Linear RSUs or Linear RSAs were granted. The number of Analog shares underlying your Analog RSUs or Analog RSAs was determined by multiplying the applicable share exchange ratio by the number of shares underlying your Linear RSUs or Linear RSAs on the date of the Merger, with any resulting fractional share rounded to the nearest whole share.
As determined in accordance with the Merger Agreement, the share exchange ratio for Linear RSUs and Linear RSAs granted on or before July 22, 2016 is 0.2321 per share, with the resulting Analog stock-based award (either an RSU or an RSA) continuing to vest on the same schedule provided under the original Linear RSU or Linear RSA, as applicable. In addition, each Linear RSU and Linear RSA granted on or before July 22, 2016 is converted into a cash award covering the right to receive $46 in cash per share, which cash award also continues to vest on the same schedule provided under the original Linear RSUs or Linear RSAs, as applicable. The share exchange ratio for Linear RSUs granted after July 22, 2016 is 0.9947 per share, with the resulting Analog stock-based award (either an RSU or an RSA) continuing to vest on the same schedule provided under the original Linear RSU or Linear RSA, as applicable. These adjustment and conversion mechanisms are intended to preserve the intrinsic value of your converted Linear RSUs or Linear RSAs that existed immediately prior to the Merger.
No Action Required
The conversion of your Linear RSUs and/or Linear RSAs has taken place automatically as a result of the Merger, and no action is required by you. If you have any questions, please contact Stock_Plan_Admin@Analog.com.
Additional terms apply to your converted Analog equity awards. Please refer to the provisions listed in Appendix A for further detail.
Appendix A
Additional Provisions
GENERAL
Death. In the event your employment with Analog (or one of its subsidiaries) is terminated by reason of your death, all unvested Analog RSUs and Analog RSAs shall vest in full as of the date of the your death.
Disability. In the event you become Disabled, regardless of whether you terminate employment with the Analog (or one of its subsidiaries), all unvested Analog RSUs and Analog RSAs shall vest in full as of the date the Participant is determined to be Disabled. “Disabled” means, when and if, as a result of disease, injury or mental disorder, you are incapable of engaging in regular service or occupation with Analog or your Employer (as defined in your award agreement) which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by Analog.
Leave of Absence. In the event you take an authorized, unpaid leave of absence, the vesting of your Analog RSUs and Analog RSAs will not be suspended automatically. If you were on an authorized, unpaid leave of absence prior to the time of the closing of the Merger or are currently on an authorized, unpaid leave of absence, you are not entitled to receive vesting credit for any suspension of vesting during such leave.

AUSTRALIA
Australian Offer Document. The offer of RSUs is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of RSUs to Australian resident employees, which will be provided to you with this Notice.
Securities Law Information. If you acquire shares after the vesting of your RSUs and you offer your shares for sale to a person or entity resident in Australia, your offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on your disclosure obligations prior to making any such offer.
CANADA
Securities Law Information. You are permitted to sell shares acquired from the RSUs through Analog’s designated broker, if any (or any other broker acceptable to the Analog), provided the resale of shares acquired from the RSUs takes place outside Canada through the facilities of a stock exchange on which the shares are listed. The shares are currently listed on the NASDAQ Global Select Market.
CHINA
Vesting: Following the Merger, Analog will be required to de-register Linear’s equity plans with the China State Administration of Foreign Exchange (“SAFE”) and re-register Analog’s equity plan for participation by Linear employees. Under applicable Chinese regulations, Analog is required to suspend vesting of your RSUs while the process of de-registering Linear’s equity plans and re-registering Analog’s equity plan is underway. You acknowledge that your RSUs will not vest and no shares will be issued to you unless and until all necessary exchange control or other approvals with respect to the RSUs have been obtained from the SAFE or its local counterpart (“SAFE Approval”). In the event that SAFE Approval has not been obtained prior to any date(s) on which the RSUs are scheduled to vest, the vesting of your RSUs will be deferred until after SAFE Approval is obtained. The deferred vesting will take place as soon as reasonably practicable after SAFE Approval is obtained.
Tax Withholding: You understand that you are responsible for any tax and/or social insurance contribution obligations arising from the awards and any shares acquired under the applicable equity plan. You also understand that Analog and/or your employer is required to withhold taxes and report the income. Under the current process, taxes are satisfied by selling enough shares to cover the applicable taxes due and on a going forward basis Analog will be withholding the applicable taxes from salary or other cash payable to you. Please also note that Analog retains the discretion to withhold through any means set forth in the applicable equity plan and/or award agreement.
HONG KONG
Securities Law Information. WARNING: The offer of RSUs and any shares acquired upon vesting of the RSUs do not constitute a public offering of securities under Hong Kong law and are available only to eligible participants. The Notification and any other incidental communication materials distributed to you in connection with the adjustment and conversion of RSUs (i) have not been prepared in accordance with applicable securities legislation in Hong Kong and are not intended to constitute a “prospectus” for a public offering of securities under such legislation, (ii) have not been reviewed by any regulatory authority in Hong Kong, and (iii) are intended only for the personal use of each participant and may not be distributed to any other person. If you are in any doubt about any of the meaning or intent of anything contained in this Notification or any other incidental communication materials distributed to you in connection with the RSUs, you are advised to obtain independent professional advice.
ISRAEL
Securities Law Information. The offer of RSUs does not constitute a public offering under the Securities Law, 1968.
SINGAPORE
Securities Law Information. The RSUs are granted to you pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). This Notification has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the your RSUs are subject to section 257 of the SFA and you will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the shares unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
TAIWAN
Securities Law Information. The RSUs are made available only to employees of Analog and its affiliates. It is not a public offer of securities by a Taiwanese company. Therefore, it is exempt from registration in Taiwan.